Exhibit 99.4

May 6, 2015

FINAL

Key Messages

Quality Distribution believes this transaction provides its shareholders with an attractive premium that delivers immediate compelling value for their shares.

•	The purchase price of $16.00 per share represents a premium of approximately XX% to Quality Distribution’s closing share price on May 6, 2015.

•	The transaction is expected to be completed in the third quarter of 2015, pending customary closing conditions, including expiration of the Hart-Scott-Rodino waiting period and approval of the holders of a majority of the total outstanding shares of Quality Distribution common stock.

•	As part of the agreement, Quality Distribution, with the assistance of Quality’s advisors, will conduct a 40-day “go-shop” process following the date of execution of the definitive agreement, during which it will actively solicit, evaluate and potentially enter into negotiations with any parties – including strategic parties – to determine whether any party is willing and able to offer a superior acquisition proposal.

The sale will enable Quality Distribution to have the increased financial flexibility it needs to continue to grow, which should benefit its employees, independent affiliates, customers and other constituents.

•	Apax supports Quality Distribution’s strategy of pursuing growth in its Chemical and Intermodal businesses and managing the current market conditions in the energy industry.

•	We operate in an industry that is expected to grow at rates greater than the general economy primarily due to the resurgence of the petrochemical industry resulting from the chemical renaissance taking place in North America.

•	Apax is supportive of Quality Distribution’s asset light model and will seek growth through internal investment and initiatives as well as disciplined acquisitions.

•	Our industry across each of our three business segments is fragmented and offers compelling acquisition opportunities that we are presently constrained from pursuing.

•	The enhanced Quality Distribution, with a strong presence throughout North America, should offer employees more opportunities, independent affiliates access to a partner who remains committed to supporting and helping them grow and customers a provider of increased scale and cost-effective capabilities.

•	We believe affiliates will have additional opportunities for expansion (through terminals and drivers) and can increase their market leverage through our leading position.

Apax is committed to help drive Quality Distribution’s continued growth.

•	Apax understands our company and industry well, and approached us with a compelling acquisition offer.

•	Apax’s Services team will apply its financial resources and expertise to help the Quality Distribution management team pursue internal and external growth plans.

•	Apax was attracted to us because of our business model, our record of safety, compelling strategy, strong affiliate and customer relationships and recent growth.

•	Our focus as a company should be to continue executing at a very high level in terms of safety, service and financial performance.

| 1